                                                                    EXHIBIT 99.1

        MORTGAGEIT HOLDINGS, INC. REPORTS PRELIMINARY OPERATING DATA FOR
                        FOURTH QUARTER AND YEAR-END 2004

 -COMPANY TO RESCHEDULE EARNINGS RELEASE FOR THE PERIOD ENDED DECEMBER 31, 2004-

           - Q4 FUNDING VOLUME OF $4.4 BILLION HIGHER THAN EXPECTED -

        - REACHES GOAL OF $2.4 BILLION REIT PORTFOLIO BY YEAR-END 2004 -

        - FIRST FULL RUN-RATE DIVIDEND EXPECTED TO BE $0.48 FOR Q1 2005 -

New York, N.Y., February 14, 2005--MortgageIT Holdings, Inc. (NYSE: MHL), a
residential mortgage Company organized as a real estate investment trust (REIT), today reported preliminary operating data for the fourth quarter and year ended
December 31, 2004. The Company also stated that it will not release its financial results on February 14, 2005 as previously scheduled, in order to provide additional time for the Company, its external auditors, and the audit committee of the board of directors to review financial disclosure matters, and whether the Company's hedging activities comply with SFAS 133, "Accounting for
Derivative Instruments and Hedging Activities." The Company does not expect that the outcome of that review will have a material effect on the Company's prior or projected dividend payments. The Company expects to announce its financial results and conduct its conference call with the investment community prior to the anticipated timely filing of its 10-K.

PRELIMINARY OPERATING RESULTS AND OUTLOOK:

Loan Funding Information                 For the three months ended Dec. 31,        For the year ended Dec. 31,
                                              2004                2003                2004              2003

Loan Fundings                             $4.4 billion        $2.2 billion       $13.0 billion      $11.9 billion
 % Refinance                                   51%                60%                 51%                72%
 % Purchase Money                              49%                40%                 49%                28%
 % ARM loans                                   59%                23%                 47%                22%

Loans Sold and Brokered to Third
Parties                                   $2.4 billion        $2.0 billion        $9.7 billion      $11.7 billion

     o    Fourth quarter loan funding volume was $4.4 billion, outperforming the high end of the Company's fourth quarter guidance of $3.5 to $4.0 billion in loan funding volume. Full-year volume topped $13 billion, a record for the Company. Included in the fourth quarter volume is a
          Company-record $2.2 billion in purchase (non-refinance) mortgage funding volume and a Company-record $2.6 billion in adjustable rate mortgage (ARM) funding volume.

     o    As of December 31, 2004, the Company had transferred $2.4 billion of loans from the TRS into its investment portfolio, thereby fulfilling its year-end portfolio size target, and had designated for transfer an additional $269 million of funded loans.

     o    The Company expects loan funding volume of $3.5 billion to $4.0 billion in the first quarter of 2005, representing an increase of 61%
          to 84% over the first quarter of 2004.

     o    The Company expects first quarter sub-prime loan funding volume of approximately $500 million. The Company also expects to add approximately 60 wholesale sub-prime staff in the first quarter, and to open several additional wholesale sub-prime branch offices in locations across the United States.

     o    The Company expects to increase its fully leveraged, self-originated investment loan portfolio to approximately $3.0 billion in the first quarter of 2005.

                                                                    EXHIBIT 99.1

     o    Based on its current portfolio and balance sheet, the Company expects to declare its first full run-rate dividend of $0.48 in the first quarter.

Doug Naidus, Chairman and Chief Executive Officer, commented, "MortgageIT
Holdings closed 2004 by exceeding the high-end of our loan funding guidance by over $300 million, paying our first dividend, and reaching our goal of building a fully self-originated $2.4 billion REIT portfolio by year's-end. We expect funding volumes at our lending subsidiary to continue to be solid, especially with the ramp-up of our new subprime origination business, which is performing well."

ABOUT MORTGAGEIT HOLDINGS, INC.

MortgageIT Holdings, Inc. (NYSE: MHL) was formed to act as the holding Company of MortgageIT, Inc. (MortgageIT), its wholly owned residential mortgage lending subsidiary. MortgageIT is a full-service residential mortgage banking Company that is licensed to originate loans throughout the United States. MortgageIT originates single-family residential mortgage loans of all types, with particular focus on prime adjustable-rate (ARM) and fixed-rate, first-lien residential mortgage loans. MortgageIT Holdings is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. MortgageIT is organized and operates as MortgageIT
Holdings' taxable REIT subsidiary.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995,
including statements relating to our ability to fund a fully-leveraged, self-originated loan portfolio, our anticipated loan funding volume and our ability to pay dividends. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. MortgageIT Holdings can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from MortgageIT Holdings' expectations include, but are not limited to, MortgageIT's continued ability to originate new loans, including loans that we deem suitable for our securitization portfolio; changes in the capital markets, including changes in interest rates and/or credit spreads; and other risks detailed in MortgageIT Holdings' Registration Statement on Form S-11 that was declared effective by the Securities and Exchange Commission (SEC) on July
29, 2004 and from time to time in MortgageIT Holdings' SEC Reports. Such forward-looking statements speak only as of the date of this press release.
MortgageIT Holdings expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

FOR ADDITIONAL INFORMATION CONTACT:

Investors
Sean McGrath
MortgageIT Holdings, Inc.
646-346-8700

Media
Ted Swiecichowski
MortgageIT Holdings, Inc.
212-651-7653

Joe LoBello
Brainerd Communicators, Inc.
212-986-6667